                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                 7 -Eleven, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]
                                 7-ELEVEN, INC.
         2711 NORTH HASKELL AVENUE - BOX 711 - DALLAS, TEXAS 75221-0711


                                 March 26, 2001


Dear 7-Eleven Shareholder:

      We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 25, 2001. The meeting will begin at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Auditorium, located on the ground floor of our headquarters at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas.

      If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. We have included a map of Cityplace Center on the back cover of the attached proxy statement. The map shows the entrances to the Cityplace Center parking garage.

      This booklet contains the formal Notice of Annual Meeting and the proxy statement. The proxy statement tells you about the proposals being presented to the shareholders for consideration at this meeting and also provides additional important information about the procedures for the meeting.

      At this meeting, you will be voting on the election of 12 directors and ratification of the selection of our independent accountants.

      As described in the accompanying proxy statement, our Board of Directors unanimously recommends that you vote FOR each of the persons nominated for election as a director, and FOR the ratification of our independent accountants.

      We have included a copy of our 2000 Annual Report with your proxy statement and Notice of Annual Meeting. We appreciate your continued interest in our progress.

      Please complete, sign and mail the enclosed proxy card as soon as possible so your vote will be counted at the meeting.


                                      Sincerely,



                                      James W. Keyes
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                      AND DIRECTOR

                                 7-ELEVEN, INC.
                            2711 North Haskell Avenue
                                    Box 711
                            Dallas, Texas 75221-0711

                 ----------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 25, 2001

                 ----------------------------------------------


TO THE SHAREHOLDERS OF 7-ELEVEN, INC.:

      The Annual Meeting of Shareholders of 7-Eleven, Inc. will be held on Wednesday, April 25, 2001, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

      1. To elect 12 directors to serve for the ensuing year;

      2. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, to be our independent accountants for the year 2001; and

      3. To transact any other business that may properly come before the meeting or any adjournments of the meeting.

      Only shareholders of record at the close of business Friday, March 2, 2001, will be entitled to receive notice of, and to vote at, the meeting.

      The proxy statement contains further information about each of the matters to be considered.

      WE INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS ON IT, INDICATING YOUR VOTES BY MARKING THE APPROPRIATE BOXES, AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


                                       By order of the Board of Directors,



                                       Bryan F. Smith, Jr.
                                       SECRETARY
Dallas, Texas
March 26, 2001

                IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK
                     THE APPROPRIATE BOX ON THE PROXY CARD

                                 7-ELEVEN, INC.
                            2711 NORTH HASKELL AVENUE
                               DALLAS, TEXAS 75204

                            ------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 2001
          DATE FIRST SENT OR GIVEN TO SECURITY HOLDERS: MARCH 29, 2001

                            ------------------------

                               GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

      Our Board of Directors is soliciting your proxy for the Annual Meeting of Shareholders to be held April 25, 2001, and at any adjournments of the meeting. Our officers and directors who held office during the last fiscal year, as well as their nominees and associates, have no interest, direct or indirect, in the matters to be voted upon, other than election to office and as specifically disclosed in this proxy statement.

      Our Board of Directors requests you to sign and return the proxy promptly, whether or not you plan to attend the meeting. In addition, if you plan to attend the meeting in person, please indicate your plans by marking the appropriate space on your proxy card. Unless you revoke your proxy or indicate a contrary instruction on the proxy, your properly executed proxy will grant authority to vote, and it will be voted for the election of 12 directors and for ratification of the appointment of the accounting firm of PricewaterhouseCoopers LLP to be our independent accountants for 2001. You may revoke a previously submitted proxy by giving us written notice at any time before the meeting or by advising the Inspector of Election at the meeting; however, your presence at the meeting will not automatically revoke your proxy. In addition, if you revoke your proxy during the meeting, it will not affect any votes taken before you revoke your proxy. By signing the proxy, you grant discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. We are not aware of any matters to be presented other than those described in this proxy statement, except approval of the minutes of the 2000 Annual Meeting of Shareholders.

      We bear the cost of soliciting the proxies. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation, at a cost not to exceed $6,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Our officers and regular employees may also solicit, without additional compensation, by mail, telephone, telegraph or in person.

SHARES OUTSTANDING AND VOTING RIGHTS

      Shareholders of record as of the close of business March 2, 2001 are entitled to notice of, and to vote at, the meeting. At the record date there were 104,795,957 shares of common stock, $.0001 par value, outstanding and entitled to vote, our only class of voting securities outstanding, and there were 2,385 record holders on such date. Each outstanding share is entitled to one vote.

      With respect to the election of directors, each director must be elected by a plurality of the votes cast by the holders of shares entitled to vote. All other matters to be voted upon must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote.

      We do not permit cumulative voting for the election of directors or on any other matter. In addition, your abstention from voting and broker non-votes will be counted toward determining the presence of a quorum, but will not be included in determining the number of votes "for" the election of directors and will not be counted "for" or "against" any other item being voted upon.


INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

      The Board of Directors has set the number of directors to be elected at this meeting at 12, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or until his earlier death, removal or resignation or until his successor is duly elected and qualified.

      Although there is currently no agreement that controls the composition of the Board of Directors, the fact that IYG Holding Co. owns more than 70% of our outstanding common stock (see "Security Ownership of Certain Persons" below) means that IYG can control the composition of our Board of Directors. The nominees for election as directors for 2001 have been nominated by resolution adopted by the current Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      During 2000, our Board of Directors held four regular meetings.

      The Board of Directors has an Audit Committee, which was composed of three directors in 2000: Mr. Chai, who served as Chairman, Mr. Fernandes and Dr. Pacholder. The Audit Committee met nine times during 2000. The functions of the Audit Committee include: recommending the engagement of our independent accountants and reviewing with them the plan and scope of the audit, its status during the year, the results when completed and the fees for services performed, as well as reviewing any non-audit services our independent accountants perform and determining the effect, if any, this may have on their independence; reviewing with our internal auditors the plan, scope and results of their operations; discussing with management, the independent accountants and the internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters which any of them considers to be of importance; reviewing our accounting and financial reporting principles, policies and practices; and reviewing, prior to publication, our annual audited financial statements as well as such other financial information or releases as the Committee deems desirable. The Audit Committee also undertakes any other duties that may be assigned by the Board of Directors.

      At the end of 1999 both the SEC and New York Stock Exchange adopted new rules relating to Audit Committees. Under the new rules, members of the Committee must be financially literate. As required by these rules, our Board of Directors, exercising its business judgment in interpreting the term "financially literate," has determined that each member of the Audit Committee is financially literate.

      In addition, the NYSE rules require that at least one member of our Audit Committee have accounting or related financial management expertise, as our Board of Directors interprets this qualification in its business judgment. Our Board of Directors has determined that each member of the Committee has at some time been, and during 2000 each was, serving as either a Chief Executive Officer or a Chief Financial Officer of a large corporate entity with responsibility for financial management and decision-making and therefore has the necessary accounting or related financial management expertise.

      The NYSE rules also require members of the Audit Committee to be independent, which the rules define as having no relationship to the Company that may interfere with the exercise of their independence from management and the Company. During 2000, both Mr. Fernandes and Dr. Pacholder had no such relationship with the Company. Mr. Chai is an executive officer of ITOCHU International and ITOCHU Corporation. These companies own an interest in two companies that do business with us. Because of those business relationships, in order for Mr. Chai to serve on our Audit Committee, the NYSE rules require our Board of Directors, in its business judgment, to determine that those business relationships do not interfere with Mr. Chai's exercise of independent judgment. Our Board of Directors has determined that our business relationships with companies in which ITOCHU International and ITOCHU Corporation have an interest do not interfere with Mr. Chai's exercise of independent judgment.

      The Board of Directors has a Compensation and Benefits Committee, composed of three directors: Mr. Suzuki, who served as Chairman, Mr. Fernandes and Mr. Otsuka. During 2000, the Compensation and Benefits Committee did not meet. Actions the Committee would have taken, such as the granting of stock options, were taken by the full Board of Directors. (See "Compensation of Directors and Executive Officers," below, for a description of the functions of the Compensation and Benefits Committee.)

      The Board of Directors does not have a Nominating Committee.

      During February 2000, there were two meetings of a special committee of the Board. These meetings were held in connection with the IYG Holding Co.'s purchase of 22,736,842 shares of our common stock for $540.0 million, as described on page 22. The special committee consisted solely of independent directors.

      During 2000, each of the current directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such director is a member.

REPORT OF AUDIT COMMITTEE

At their meeting on March 1, 2001, members of our Audit Committee unanimously approved the following report to shareholders:

      As members of the Audit Committee of the Board of Directors of 7-Eleven, Inc., we have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

      We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

      Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

      We have also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

      JAY CHAI, CHAIRMAN
      GARY FERNANDES
      ASHER O. PACHOLDER

COMPENSATION OF DIRECTORS

      The compensation for members of the Board of Directors is established by resolution adopted by the Board. The annual fee for a director who is not employed by us, Ito-Yokado Co., Ltd. or Seven-Eleven Japan Co., Ltd. is set at $30,000 a year, plus $1,000 for attendance at each regular or special meeting of the Board or of any Board committee, including meetings held by means of conference telephone or similar communications equipment. If a director participates in a committee meeting in conjunction with attending another meeting of the Board of Directors or another Board committee, the director does not receive additional pay for attending the committee meeting. In addition, we do not compensate directors for signing any consents in lieu of meetings. The annual fee for a director who is an employee of Ito-Yokado or of Seven-Eleven Japan is set at $18,000 a year. The Chairman of the Audit Committee receives an additional fee of $5,000 a year.

      During 1998, the Board approved and adopted the Stock Compensation Plan for Non-Employee Directors. Under this plan, a non-employee director can elect to receive all, none or a portion of his director's fees in shares of our common stock, instead of in cash. Shares are valued as of the closing price on the last trading day of the calendar quarter during which the fees were earned and are issued shortly thereafter. Directors who are our employees receive only their compensation as an employee; they receive no director's fees for their service on the Board or any Board committee.

      In addition, as described on page 7, Mr. Ashida is paid $11,500 per month, including any director's fees to which he would otherwise be entitled, under an Independent Consultant's Agreement entered into on July 1, 1991, and amended in 1995, pursuant to which he serves as liaison with the Board of Directors. Mr. Asakura is one of our Senior Vice Presidents and receives compensation from us for his service as one of our directors and officers under an agreement entered into in 1997 concerning his service (see "Proposal 1. Election of Directors - Information About Nominees," below, for additional details concerning Mr. Ashida's and Mr. Asakura's compensation).

                        PROPOSAL 1. ELECTION OF DIRECTORS


INFORMATION ABOUT NOMINEES

      The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 15, 2001, of each person nominated, including all positions and offices with 7-Eleven, and the principal directorships held by such persons in non-7-Eleven companies. Also included is information about compensation paid to certain of our directors.

                                                                                         YEAR FIRST ELECTED
NAME                       AGE              POSITION WITH 7-ELEVEN                            DIRECTOR
----                       ---              ----------------------                      ------------------

Masatoshi Ito              76      Chairman of the Board and Director                   1991
Toshifumi Suzuki           68      Vice Chairman of the Board and Director              1991
Clark J. Matthews, II      64      Co-Vice Chairman of the Board and Director           1981-1987 and 1991
James W. Keyes             45      President and Chief Executive Officer; Director      1997
Yoshitami Arai             69      Director                                             1991
Masaaki Asakura            58      Senior Vice President; Director                      1997
Timothy N. Ashida          61      Director                                             1991
Jay W. Chai                67      Director                                             1991
Gary J. Fernandes          57      Director                                             1991
Masaaki Kamata             61      Director                                             1991
Kazuo Otsuka               54      Director                                             1991
Nobutake Sato              62      Director                                             1991

-----------------

         MASATOSHI ITO has served as our Chairman of the Board and as a Director since March 1991. He also serves as a Director and as Honorary Chairman of Ito-Yokado Group, which includes Ito-Yokado Co., Ltd., Seven-Eleven Japan Co., Ltd. and Denny's Japan Co., Ltd., as well as other companies. From 1958 until 1992, Mr. Ito served as President of Ito-Yokado Co., Ltd. He served as the Chairman of the Board of Seven-Eleven Japan Co., Ltd., from 1978 until 1992, and as its President from 1973 until 1978. From 1981 until 1992, Mr. Ito served as the Chairman of the Board of Denny's Japan Co., Ltd., and from 1973 until 1981 as its President. He was Chairman of the Board of Famil Co., Ltd. from 1986 to 1999, Chairman of the Board of York Mart Co., Ltd. from 1979 to 1996, Chairman of the Board of Robinson's Japan Co., Ltd. from 1995 to 1996, Chairman of the Board of Maryann Co., Ltd. from 1977 to 1996, and President of Oshman's Japan Co., Ltd. from 1984 to 1996. In addition, Mr. Ito has served as Statutory Auditor of Steps Co., Ltd. since 1992, Chairman of the Board of York-Keibi Co., Ltd. from 1989 to 1996, President of Union Lease Co., Ltd. since 1985, Statutory Auditor of Daikuma Co., Ltd. since 1982 and Chairman of the Board of Marudai Co., Ltd. from 1989 to 1996. He has been a Director of Seven-Eleven (Hawaii), Inc. since 1989 and Chairman of the Board of Umeya Co., Ltd. from 1981 to 1998. He also has served as Director and Chairman of the Board of IYG Holding Co. since 1990.

         TOSHIFUMI SUZUKI has served as our Vice Chairman of the Board and as a Director since March 1991. He has served as President and Chief Executive Officer of Ito-Yokado Co., Ltd. since October 1992, as a Director since 1971, and previously served as Executive Vice President from 1985 to 1992, as Senior Managing Director from 1983 to 1985, as Managing Director from 1977 to 1983 and has been an employee since 1963. Mr. Suzuki has served as a

Director of Seven-Eleven Japan Co., Ltd., since 1973, its Chairman of the Board and Chief Executive Officer since October 1992, its President from 1975 until 1992 and its Senior Managing Director from 1973 to 1965. Since 1984 Mr. Suzuki has served as Statutory Auditor of Robinson's Japan Co., Ltd. He has served as Chairman of the Board of Daikuma Co., Ltd. since 1985, President of Seven-Eleven (Hawaii), Inc. since 1989; Chairman of 7dream.com Co., Ltd. since 2000 and President and Director of IYG Holding Co. since 1990.

         CLARK J. MATTHEWS, II was elected Director in March 1991 and previously served in that capacity from 1981 until 1987. He was appointed Co-Vice Chairman of the Board in May 2000. He served as our President and Chief Executive Officer from March 1991 until April 2000, and as Secretary from April 1995 until April 2000. From 1979 until 1991 Mr. Matthews served as our Executive Vice President or Senior Executive Vice President and Chief Financial Officer, and from 1973 until 1979 as General Counsel. Prior to his retirement in April 2000, Mr. Matthews had been employed by us since 1965.

         JAMES W. KEYES was elected Director in April 1997 and has served as our President and Chief Executive Officer since May 2000. From May 1998 until April 2000 he served as our Executive Vice President and Chief Operating Officer. Mr. Keyes also served as our Chief Financial Officer from May 1996 until April 1998, as Senior Vice President of Finance from June 1993 until April 1996, as Vice President of Planning & Finance from August 1992 until June 1993, as Vice President and/or Vice President, National Gasoline, from August 1991 until August 1992 and as General Manager, National Gasoline, from 1986 until 1991. He has been an employee since 1985.

         YOSHITAMI ARAI was elected Director in March 1991. Mr. Arai has been the Chairman of the Board of Systems International Incorporated, a consulting firm for international joint ventures, licensing and investment arrangements, since 1977, and served as its President from 1970 until 1977. From 1977 until 1989 he served as the President of Tokyo Hotels International. He is the Chairman of Catalina Pacific Media L.L.C. and a Director of Catalina Marketing Japan K.K., Entry Strategies Inc., Industrial Suppliers S.A., Pacific Media K.K., American Malls International (Japan) K.K. and Parallel Inc. Mr. Arai is a member of the Pacific Basin Economic Council, APEC Business Advisory Council and other international non-profit organizations. Since 1996, he has served as Senior Advisor to the Welsh Development Agency, a British government organization.

         MASAAKI ASAKURA was elected Director in April 1997 and has served as our Senior Vice President since May 1998. He previously served as Vice President from May 1997 until April 1998. Mr. Asakura served as the General Manager and Overseas Liaison, Planning Department, for Seven-Eleven Japan Co., Ltd., from 1995 until 1997 and as Executive Vice President and General Manager of Seven-Eleven (Hawaii), Inc., from 1991 until 1994. He has been an employee of Seven-Eleven Japan Co., Ltd., since 1976.

         TIMOTHY N. ASHIDA was elected Director in March 1991. Since 1972 he has served as the President of A.K.K. Associates, Inc., a consulting firm based in Glendale, California for Japanese/American investments. Mr. Ashida has also served as a Director of Seven-Eleven Japan Co., Ltd., since 1991. From 1969 until 1972 he was General Manager of the Far East Division of Travel Systems International and from 1966 until 1969 he was an interpreter and technical coordinator for Kawaguchi Tour Services. Mr. Ashida has entered into an "Independent Consultant's Agreement" with us pursuant to which he is paid $11,500 per month to serve as liaison with our Board of Directors. This fee is inclusive of any director's fees to which he would otherwise be entitled.

         JAY W. CHAI was elected Director in March 1991. He is Chairman of the Board and Chief Executive Officer of ITOCHU International Inc., serving in that capacity since April 1991. He has held several other positions with ITOCHU International, including Chief Operating Officer from 1989 until 1991, Executive Vice President from 1986 until 1991 and Senior Vice President from 1982 until 1985. He also has served as a Director of ITOCHU International since 1983. Since 2000, Mr. Chai has been Vice Chairman of ITOCHU Corporation, a Japanese trading company. Other positions he has held at ITOCHU include Executive Vice President from 1993 until 2000, Senior Managing Director from 1991 until 1993, Managing Director from 1989 until 1991, Director from 1986 until 1989. Since 1989 Mr. Chai has served as Managing Director with Representation Rights. He also has served as a Director of Isuzu Motors Limited since 1984 and as a strategic planning advisor with General Motors Corporation throughout 1982.

         GARY J. FERNANDES was elected Director in April 1991. Since January 2000 he has served as Chief Executive Officer of GroceryWorks.com, a privately owned home fulfillment internet service with warehouse and distribution facilities, currently enabling people to purchase groceries over the internet. Mr. Fernandes was a partner in Convergent Partners, Ltd., a venture capital partnership, from January to December 1999. He has served as a Director of Vast Solutions, Inc. since February 2001. Mr. Fernandes has held the positions of Vice Chairman, Senior Vice President and Director of Electronic Data Systems Corporation, an information technology service company, from 1996 until 1998, 1984 until 1996 and 1981 until 1998, respectively. From 1995 until 1998 he served as Director and Chairman of A.T. Kearney, Inc. He is Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

         MASAAKI KAMATA was elected Director in March 1991. He has held several positions with Seven-Eleven Japan Co., Ltd., including Director since 1978, Vice Chairman since 1997, Executive Vice President from 1992 until 1997, Senior Managing Director from 1989 until 1992, Managing Director from 1985 until 1989 and employee since 1973. Since 1989 he has served as Director, and since 1992 as President, of Seven-Eleven (Hawaii), Inc. He has served as Director and Treasurer of IYG Holding Co. since 1990.

         KAZUO OTSUKA was elected Director in March 1991. Since 1986 he has served as General Manager, Corporate Development, for Ito-Yokado Co., Ltd. and from 1982 until 1986 served as Manager, Corporate Development. He has also served as assistant to Mr. Masatoshi Ito, from 1978 until 1982, and has been employed by Ito-Yokado since 1975. Since 2000, Mr. Otsuka has served as Statutory Auditor of Seven-Eleven Japan Co., Ltd. He has served as Assistant Secretary of IYG Holding Co. since 1990.

         NOBUTAKE SATO was elected Director in March 1991. He has held several positions with Ito-Yokado Co., Ltd., including Director since 1977, Executive Vice President since 1993, Chief Financial Officer from 1996 until 1998, Senior Managing Director from 1985 until 1993 and Managing Director from 1983 until 1985. Mr. Sato has been an employee of Ito-Yokado since 1964. He serves on the board of directors of several companies, including Denny's Japan Co., Ltd. since 1973, Managing Co., Ltd. since 1982, Oshman's Japan Co., Ltd. since 1984 and Marudai Co., Ltd. since 1989. Mr. Sato was appointed President of Urawa Building Co., Ltd. in 1985, of Nitsa Systems Kaihatsu Co., Ltd. in 1986 and of Waiaru Kiahatsu Co., Ltd. in 1988 and still serves in those positions. He has been Chairman of York Benimaru Co., Ltd. since 2000 and President of Shiba Park Publishing Co., Ltd. since 1995. He has served as Director and Vice President of IYG Holding Co. since 1990.

         Our Board of Directors has recommended each of the nominees presented for election. All nominees are currently members of the Board of Directors. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL BE TABULATED AS A VOTE WITHHELD ON THE ELECTION, AND WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER NOMINEES HAVE RECEIVED THE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      At March 2, 2001, the record date for the Annual Meeting, we were aware of the following beneficial owners of 5% or more (as determined under the applicable rules of the Securities and Exchange Commission) of the our shares of common stock (our only class of voting security). As of the record date, 104,795,957 shares of our common stock were issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which Ito-Yokado and Seven-Eleven Japan have the power to acquire within the next 60 days, but which are not currently outstanding.


                             NAME AND ADDRESS                 AMOUNT AND NATURE OF
  TITLE OF CLASS            OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP         PERCENT OF CLASS
  --------------            -------------------               --------------------         ----------------

 Common Stock,           IYG Holding Co.                      76,124,428 Shares (a)           72.64%
  $.0001 par value       4-1-4, Shibakoen
                         Minato-ku, Tokyo Japan 105

 Common Stock,           Ito-Yokado Co., Ltd.                 10,671,275 Shares (b)            9.24% (b)
  $.0001 par value       4-1-4, Shibakoen
                         Minato-ku, Tokyo Japan 105

 Common Stock,           Seven-Eleven Japan Co., Ltd.         10,252,794 Shares (b)            8.91% (b)
  $.0001 par value       4-1-4, Shibakoen
                         Minato-ku, Tokyo Japan 105

--------------
      (a) IYG Holding Co. is a Delaware corporation, created specifically for the purpose of purchasing shares of our common stock. IYG is a jointly owned subsidiary of Ito-Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51%, and Seven-Eleven Japan Co., Ltd. owns 49%, of IYG's outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan's outstanding common stock. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are officers and directors of IYG (see "Security Ownership of Management" and "Information About Nominees"). They each individually disclaim beneficial ownership of the shares held by IYG.

      (b) As required by the rules and regulations under the Exchange Act, the numbers shown in this table include shares of common stock acquirable by Ito-Yokado (7,355,415 shares) and Seven-Eleven Japan (7,066,968 shares) upon conversion of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010. We issued these debt securities in November 1995. They are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share. The numbers shown in this table also include shares of common stock acquirable by Ito-Yokado (3,315,860 shares) and Seven-Eleven Japan (3,185,826 shares), upon conversion of $80 million 4.5% Convertible Quarterly Income Debt Securities due 2013. We issued these debt securities in February 1998. They are convertible into a total of 6,501,686 shares, at a conversion price of $12.3045 per share.

      The percentage ownership shown in this table and the table that follows is calculated as required by Rule 13d-3(d)(1) under the Exchange Act. IYG currently owns 72.6% of our outstanding common stock. Ito-Yokado and Seven-Eleven Japan do not directly own any shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table, and the footnotes that follow, show the beneficial ownership of our common stock as of March 15, 2001, as required by the rules and regulations of the Securities and Exchange Commission, by each director and each person nominated for director, by the Chief Executive Officer and our next four most highly compensated executive officers, and by all our executive officers and directors as a group.


                                                  AMOUNT AND NATURE
     NAME OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(a)        PERCENT OF CLASS(a)
     ------------------------                --------------------------        -------------------

     Masatoshi Ito                                    403,719 (b)                      .39%  (b)
     Toshifumi Suzuki                                 201,945 (c)                      .19%  (c)
     Clark J. Matthews, II                            483,808 (d)                      .46%  (d)
     Yoshitami Arai                                     8,067 (e)                        *
     Masaaki Asakura                                    2,000 (f)                        *
     Timothy N. Ashida                                  6,000 (g)                        *
     Rodney A. Brehm                                   66,114 (h)                        *
     Jay W. Chai                                            0 (i)                        *
     Gary J. Fernandes                                 16,383 (j)                        *
     Masaaki Kamata                                    23,241 (k)                        *
     James W. Keyes                                   199,100 (l)                      .19%  (l)
     Kazuo Otsuka                                       8,480 (m)                        *
     Gary R. Rose                                      38,292 (n)                        *
     Nobutake Sato                                     22,480 (o)                        *
     Ezra Shashoua                                     26,139 (p)                        *
     Bryan F. Smith, Jr.                               82,178 (q)                        *
     All executive officers and directors          98,669,535 (r)                    77.93%  (r)
      as a group (17 PERSONS) (r)
     --------------------------------------
     *Rounds to less than one-tenth of one percent


(a) At March 15, 2001, there were 104,795,957 shares of common stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days.
(b) Mr. Ito owns 403,719 shares directly, of which 3,719 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Ito is Chairman of the Board and a Director of IYG Holding Co. See "Security Ownership of Certain Beneficial Owners," above.
(c) Mr. Suzuki owns 201,945 shares directly, of which 1,945 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Suzuki is President and a Director of IYG Holding Co. See "Security Ownership of Certain Beneficial Owners," above.
(d) Mr. Matthews owns 30,208 shares directly, of which 28,666 shares were acquired under our Grant Stock Plan; and holds options to acquire 657,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, 453,600 of which are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).
(e) Mr. Arai owns 8,067 shares directly, of which 2,066 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.
(f) Mr. Asakura disclaims beneficial ownership of 2,000 shares held in a brokerage account for his daughter.
(g)   Mr. Ashida owns 6,000 shares directly.
(h) Mr. Brehm owns 1,666 shares directly which were acquired under our Grant Stock Plan; and holds options to acquire 166,064 shares pursuant to options granted under the 1995 Stock Incentive Plan, 64,448 of which are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).
(i) Mr. Chai owns no shares directly. ITC Asset Management, a wholly owned subsidiary of ITOCHU International, Inc., of which Mr. Chai is Chairman of the Board and Chief Executive Officer, owns 2,439,783 shares of our common stock and ITOCHU Corporation, of which Mr. Chai is Vice Chairman, owns 1,639,783 shares of our common stock. Mr. Chai disclaims beneficial ownership of all shares owned by ITC Asset Management and ITOCHU Corporation.

(j) Mr. Fernandes owns 16,383 shares directly, of which 8,383 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors.
(k) Mr. Kamata owns 23,241 shares directly, of which 3,241 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Kamata is Treasurer and a Director of IYG Holding Co. and a Director and Executive Vice President of Seven-Eleven Japan. See "Security Ownership of Certain Beneficial Owners," above.
(l) Mr. Keyes owns 9,100 shares which are held in his IRA custodial account; and holds options to acquire 696,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 190,000 are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).
(m) Mr. Otsuka owns 8,480 shares directly, of which 2,480 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Co. and General Manager, Corporate Development, of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.
(n) Mr. Rose owns 200 shares directly, and holds options to acquire 132,896 shares pursuant to options granted under 1995 Stock Incentive Plan, of which 38,092 are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).
(o) Mr. Sato owns 22,480 shares directly, of which 2,480 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Sato is Chief Financial Officer and a Director of IYG Holding Co. and Chief Financial Officer of Ito-Yokado. See "Security Ownership of Certain Beneficial Owners," above.
(p) Mr. Shashoua owns 139 shares directly and 2,000 shares in a trust for the benefit of his children. Mr. Shashoua resigned from the Company as of January 26, 2001. At that time, all of Mr. Shashoua's unvested options expired immediately, while his vested options remained exercisable for 60 days. As of March 15, 2001, Mr. Shashoua had 24,000 vested and unexercised options, which, although underwater, technically remain exercisable through March 27, 2001.
(q) Mr. Smith owns 50 shares directly and holds options to acquire 224,304 shares pursuant to options granted under the 1995 Stock Incentive Plan, 82,128 of which are currently exercisable (see "Compensation of Directors and Officers - Executive Officers' Compensation," below).
(r) The total shares shown are as follows: 733,678 shares owned by executive officers and directors directly or with family members; 887,360 shares pursuant to options currently exercisable by five current officers and Messrs. Matthews and Shashoua under the 1995 Stock Incentive Plan; 76,124,428 shares held by IYG Holding Co. as of March 15, 2001, and 20,924,069 shares acquirable by Ito-Yokado and Seven-Eleven Japan upon conversion of the convertible debt securities we issued in 1995 and 1998, as described on page 10. In addition, seven of the listed non-employee directors who participate in the Stock Compensation Plan for Non-Employee Directors will receive additional shares after April 1, 2001, but the exact number cannot be determined until after the close of business on March 30, 2001. Therefore, these acquirable shares are not included in this table. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are directors and officers of IYG Holding Co., and, in addition to Mr. Asakura, are directors and/or officers of Ito-Yokado and Seven-Eleven Japan, but all of these directors disclaim beneficial ownership of any shares held, or to be acquired, by IYG, Ito-Yokado and Seven-Eleven Japan.

Section 16(a) Reporting

         Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We believe that during the fiscal year ended December 31, 2000, our executive officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and executive officers.

      PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to be our independent accountants for 2001. Although not legally required to do so, upon the recommendation of the Audit Committee, our Board is submitting to the shareholders for ratification at this meeting the appointment of PricewaterhouseCoopers as our independent accountants for 2001. We expect that our shareholders will approve this proposal, but if the proposal is not approved, our Board will revisit its decision to appoint PricewaterhouseCoopers as our independent accountants for 2001.

         The services provided to us by PricewaterhouseCoopers in 2001 will include, in addition to performing our audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the Securities and Exchange Commission; and consultation on accounting, financial reporting, tax and related matters.

         PricewaterhouseCoopers, a nationally known firm, has no direct or indirect interest in our company. The firm of Coopers & Lybrand L.L.P., predecessor to PricewaterhouseCoopers, was originally appointed as our independent accountants in 1992.

         Representatives of PricewaterhouseCoopers will be at the meeting, will have an opportunity to make a statement, and will be available to respond to questions.

AUDIT FEES

         The aggregate fees we were billed by PricewaterhouseCoopers for professional services rendered for the audit of our annual financial statements for 2000 and the reviews of the financial statements included in our Forms 10-Q for 2000 were $1,084,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         PricewaterhouseCoopers did not render any services to us during 2000 related to financial information systems design and implementation. Therefore, we were not billed for any services of that type.

ALL OTHER FEES

         The aggregate fees we were billed by PricewaterhouseCoopers for professional services other than those described above under the captions of "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $1,186,000.

AUDIT COMMITTEE CONSIDERATION OF THESE FEES

         Our Audit Committee has considered whether the provision of the services covered under the categories of "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO BE OUR INDEPENDENT ACCOUNTANTS, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" RATIFICATION.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

      Our Board of Directors is provided with information about our executive compensation program. The Compensation and Benefits Committee of the Board of Directors is composed of three directors, as follows: Mr. Suzuki (Chairman of the Committee), Mr. Fernandes and Mr. Otsuka. From time to time, the Committee may be consulted on matters relating to executive compensation. Mr. Suzuki is Vice Chairman of our Board of Directors. He is also President of Ito-Yokado Co., Ltd. and IYG Holding Co. and Chairman of Seven-Eleven Japan Co., Ltd. IYG Holding Co., which, as of the record date, owned more than 72% of our common stock, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. Ito-Yokado has, since 1992, unconditionally guaranteed our commercial paper facility for which Ito-Yokado has received no fee.

      Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is our area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is our area licensee in Hawaii. In addition, Ito-Yokado and Seven-Eleven Japan acquired an aggregate of $300 million of convertible debt securities in 1995, and an additional $80 million of convertible debt securities in 1998, as described on page 10. Interest is payable quarterly to Ito-Yokado and Seven-Eleven Japan on these convertible debt securities.

      Our executive officers, as well as all other management personnel, receive annual compensation consisting of base salary and annual variable incentive pay, or "bonus," under our Annual Performance Incentive Plan. The amount paid as API under this plan is based upon the employee's or officer's base salary, salary administration grade level and the achievement of certain pre-established performance criteria each year, as more fully described in the Report of the Compensation and Benefits Committee, pages 19-20.

      The following table shows the compensation paid or earned during 2000 by the two persons who served as our Chief Executive Officer during 2000 and our next four most highly compensated executive officers.

                                            SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION                  AWARDS                    PAYOUTS
----------------------------------------------------------------------------------------------------------------------------------
                                                          OTHER
                                                          ANNUAL      RESTRICTED
         NAME AND                    SALARY     BONUS     COMPEN-       STOCK       OPTIONS/       LTIP           ALL OTHER
PRINCIPAL POSITION IN 2000    YEAR     ($)       ($)    SATION($)(i)  AWARD(S)($)    SARs(#)    PAYOUTS($)    COMPENSATION($)(ii)
---------------------------- ------ --------- --------- ------------ ------------- ---------- --------------- --------------------

James W. Keyes                2000   437,500    99,563      N/A           -0-        366,000        -0-             15,707
Director; President and       1999   385,420   203,527      N/A           -0-         70,000        -0-              5,968
Chief Executive Officer       1998   350,000   206,500      N/A           -0-         70,000        -0-              7,984
[beginning May 1, 2000]
and Director(iii)

Clark J. Matthews, II         2000   163,333         0      N/A           -0-        109,600        -0-          3,667,992 (iv)
Director; Co-Vice Chairman    1999   487,000   307,150      N/A           -0-        100,000        -0-              6,626
of the Board [beginning       1998   480,000   339,840      N/A           -0-        100,000        -0-              8,286
May 1, 2000]; President
and Chief Executive
Officer and Secretary
[through April 30, 2000](iv)

Bryan F. Smith, Jr.           2000   272,875    49,120      N/A           -0-         87,384        -0-             14,692
Senior Vice President         1999   256,790   122,300      N/A           -0-         27,400        -0-              5,702
and General Counsel and       1998   240,000   127,490      N/A           -0-         27,400        -0-              7,592
[beginning May 1, 2000]
Secretary

Rodney A. Brehm               2000   232,500    41,852      N/A           -0-         69,344        -0-              8,684
Senior Vice President,        1999   220,625   104,565      N/A           -0-         18,000        -0-              5,639
Store Operations              1998   210,000   111,510      N/A           -0-         14,000        -0-              7,270

Gary R. Rose                  2000   226,250    39,354      N/A           -0-         63,816        -0-             13,197
Senior Vice President,        1999   220,625   104,565      N/A           -0-         18,000        -0-              5,639
Merchandising and             1998   210,000   111,510      N/A           -0-         16,000        -0-              7,270
Development

Ezra Shashoua,                2000   216,500    33,812      N/A           -0-         41,120        -0-             14,226
Vice President, Chief         1999   204,250    79,456      N/A           -0-         14,000        -0-              5,546
Financial Officer and         1998   200,000    87,320      N/A           -0-         11,600        -0-              8,091
Treasurer(v)

-------------------
(i) No "Other Annual Compensation" is shown because the total amounts paid for perquisites in 1998, 1999 and 2000 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for such years.
(ii) The amounts shown for 2000 include (a) the amount of our contribution to each of the named executive officer's accounts in the 7-Eleven, Inc. Employees' Savings and Profit Sharing Plan (the "Savings and Profit Sharing Plan"), a
Section 401(k) defined contribution plan with more than 20,000 participants, which for 2000 was as follows: $6,701.17 for each of the named executive officers; (b) for each of the named executive officers, the full premiums paid for basic term life insurance under our group plan for all employees, which for 2000 were as follows: Mr. Matthews - $4,254; Mr. Keyes - $2,999; Mr. Smith - $1,984; Mr. Brehm - $1,983; Mr. Rose - $1,376 and Mr. Shashoua - $1,518; (c) our
contribution of $6,007.42 each to the Supplemental Executive Retirement Plan accounts of Messrs. Keyes, Smith and Shashoua and of $5,120 to the

Supplemental Executive Retirement Plan account of Mr. Rose; and (d) with regard to Mr. Matthews only, the one-time payment described below in note (iv).
(iii) Mr. Keyes served as our Executive Vice President and Chief Operating Officer through April 30, 2000.
(iv) Mr. Matthews retired as President and Chief Executive Officer, effective April 30, 2000. As we previously disclosed in detail, Mr. Matthews received certain benefits upon his retirement after more than 35 years of service. These benefits included a one-time payment in the gross amount of $3,657,037. As we previously disclosed, we fully accrued this expense in our 1999 results. Because Mr. Matthews received the one-time payment, he did not receive any payment for 2000 under our Annual Performance Incentive plan.
(v) Mr. Shashoua resigned from the Company as of January 26, 2001.

     OPTION/SAR GRANTS IN 2000 FISCAL YEAR

          In 1995, our Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by our shareholders in 1996. Pursuant to the Stock Incentive Plan, during 2000 the Board of Directors approved approximately 90 awards of nonqualified stock options, granting participants options to purchase a total of 2,063,424 shares of our common stock. These awards included grants to each of the named executive officers and all other officers. The options include a standard vesting period of five years. Under the terms of the plan, vesting accelerates if we achieve certain target prices for our common stock, if a participant reaches age 65 or upon the death of a participant.

          The following table provides information on the number of options granted during 2000, the exercise price and expiration date of the options and our calculation of the options' present value as of the date of grant.

          OPTION GRANTS IN 2000 FISCAL YEAR

                                                      Individual Grants
          ---------------------------------------------------------------------------------------------------
                                     Number of       Percent of
                                     Securities    Total Options/
                                     Underlying     SARs Granted     Exercise or                   Grant date
                                    Options/SARs    to Employees     Base Price     Expiration      present
                 Name              Granted (#)(i)  in Fiscal Year     ($/share)        Date       value $(ii)
                 ----              --------------  --------------     ---------        ----       -----------
          James W. Keyes              366,000          17.74%          $19.00        05-23-10      $4,561,670
          Clark J. Matthews, II       109,600           5.31%          $19.00        05-23-10       1,494,538
          Bryan F. Smith, Jr.          87,384           4.24%          $19.00        05-23-10       1,089,117
          Rodney A. Brehm              69,344           3.36%          $19.00        05-23-10         864,274
          Gary R. Rose                 63,816           3.09%          $19.00        05-23-10         795,376
          Ezra Shashoua(iii)           41,120           1.99%          $19.00        05-23-10         512,502


(i) Mr. Matthews's options granted during 2000 are 100 percent vested as of the date of grant. For Messrs. Keyes, Smith, Brehm, Rose and Shashoua, options become exercisable as to 20% of the shares on the first through fifth anniversaries of the grant date. Any shares Mr. Matthews receives upon his exercise of these options will be free from any restrictions on transfer. For Messrs. Keyes, Smith, Brehm, Rose and Shashoua, 30% of the shares received upon exercise will bear a legend restricting the transfer or sale of those shares for 24 months after the date the shares were acquired, unless the optionee dies, retires, becomes disabled or his employment is terminated due to divestiture.
(ii) We calculated grant date present values using the Black-Scholes pricing model. We employed the following assumptions when using this model: (a) expected volatility of 52.79%; (b) risk-free rate of return of 6.68%; (c) dividend yield of 0.00%; (d) option term of

      10.0 years; and (e) an annual forfeiture rate of 0% for Mr. Matthews and 3% for Messrs. Keyes, Smith, Brehm, Rose and Shashoua. We did not apply a discount for nontransferability.
(iii) Mr. Shashoua resigned from the Company as of January 26, 2001. The options granted to Mr. Shashoua during 2000, none of which were vested, terminated immediately upon his resignation.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

      The following table provides information on the number of options outstanding under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under the plan.

               AGGREGATED OPTION/SAR EXERCISES IN 2000 FISCAL YEAR
                       AND 2000 YEAR-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS/             IN-THE-MONEY OPTIONS/SARs
                           ACQUIRED ON         VALUE           SARs AT FISCAL YEAR END (#)        AT FISCAL YEAR-END($)(iii)
NAME                       EXERCISE (#)     REALIZED($)     EXERCISABLE(i)  UNEXERCISABLE(ii)  EXERCISABLE(iv)   UNEXERCISABLE
------------------------ ---------------- ----------------  --------------  -----------------  ---------------  ---------------
James W. Keyes                 --               --             190,000         506,000             n/a               n/a
Clark J. Matthews, II          --               --             453,600         204,000             n/a               n/a
Bryan F. Smith, Jr.            --               --              82,128         142,176             n/a               n/a
Rodney A. Brehm                --               --              64,448         101,616             n/a               n/a
Gary R. Rose                   --               --              38,092          94,804             n/a               n/a
Ezra Shashoua                  --               --              31,440          65,280             n/a               n/a

-------------------
     (i) The exercisable options shown are held pursuant to the 1995 Stock Incentive Plan [pursuant to which all of the options granted in 1995, 80% of the options granted in 1996, 60% of the options granted in 1997, 40% of the options granted in 1998, and 20% of the options granted in 1999 became exercisable on October 23, 1996, September 30, 1997, November 12, 1998, October 13, 1999 and May 23, 2000,
           respectively).
     (ii) The unexercisable options shown are Nonqualified Stock Options granted in 1996, 1997, 1998, 1999 and 2000 under the 1995 Stock
           Incentive Plan, at an exercise price of $15.00 per share, $12.345 per share, $9.5313 per share, $9.375 per share and $19.00 per share respectively. The options vest over a five-year period at 20% per year. The vesting schedule can be accelerated if we achieve certain share price targets for our common stock.
     (iii) Our named executive officers do not hold any SARs. We have no SARs currently outstanding.
     (iv) Based on the closing price of $8.75 on the New York Stock Exchange on the last business day of our fiscal year; however, the closing price on March 2, 2001 was $10.20.


DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

      We do not maintain a defined benefit pension plan for our employees. We do maintain an Executive Protection Plan, covering approximately 70 executives, including each of the named executive officers. This plan provides three benefits: (1) salary continuation upon retirement at age 60 (or later) equal to 150% of the executive's "annual compensation," as determined for plan purposes, payable in ten equal annual installments (if the executive retires after reaching age 50 but before age 60, a reduced benefit is payable); (2) a life insurance benefit for the executive's designated beneficiary equal to 200 percent of the executive's annual compensation, payable if the executive dies before retirement; and (3) disability income in excess of the amount provided under our group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits, assuming the executive is covered under our group disability plans, will equal 80% of the executive's "final compensation" prior to the disability. We fund the benefits under the plan through certain life insurance policies and our general assets.

      Under the plan's provisions, the "annual compensation" on which benefits are calculated for all participants, including each of the named executive officers, is based on the executive's annualized base salary, plus the target Annual Performance Incentive for the executive's salary grade, at the time we prepare the executive's benefits statement. From time to time, we may update the benefits statements to reflect increases in our executives' compensation.

      The annual installment of salary continuation for each named executive officer, assuming retirement at age 60 and no adjustments to annual compensation between 2000 and retirement, would be as follows: Mr. Keyes - $98,438, Mr. Smith - $59,350, Mr. Brehm - $50,569, Mr. Rose - $47,513 and Mr.
Shashoua - $44,491. Because Mr. Shashoua has resigned from the Company, however, he will not be entitled to any payments under the plan. The plan allows the executive to select a "joint and survivor" benefit for the annual installments of salary continuation. If the executive selects this option, we reduce the amount of the annual installments to reflect the potential increase in the payout period.

      Under the plan, normal retirement age is 60; however, if an executive retires between the ages of 50 and 60, a reduced benefit is payable under the plan. At age 50, the benefit is 50% of what would have been paid at age 60; the benefit increases to 55% at age 51 and increases 5% per year up to age 60.

DIRECTORS' COMPENSATION

      For information about compensation of the Board of Directors, see "Information About The Board of Directors and Committees of the Board - Compensation of Directors," pages 4-5.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As described above, the Compensation and Benefits Committee of the Board of Directors is composed of three directors, as follows: Mr. Suzuki (Chairman of the Committee), Mr. Fernandes and Mr. Otsuka. Mr. Suzuki is Vice Chairman of our Board of Directors. He is also President of Ito-Yokado and IYG Holding Co. and Chairman of Seven-Eleven Japan. IYG Holding Co., which as of the record date owned more than 72% of our common stock, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. Ito-Yokado has, since 1992, unconditionally guaranteed our commercial paper facility for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is our area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is our area licensee in Hawaii. In addition, Ito-Yokado and Seven-Eleven Japan acquired an aggregate $380 million of convertible debt securities, as described on page 10. Interest is payable quarterly to Ito-Yokado and Seven-Eleven Japan on these convertible debt securities. Mr. Otsuka is an officer of Ito-Yokado and of IYG Holding Co.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The functions of the Compensation and Benefits Committee are to review the level, coverage and competitiveness of the Company's compensation, incentives, benefits and perquisites and its plans, goals and objectives for officer-level and other executive positions, in order to retain and reward high-quality personnel in key positions; to administer the Company's various incentive plans, including the 1995 Stock Incentive Plan; and to make recommendations to the Board about amendments to the various plans, the institution of new plans and other related matters. The Committee also undertakes such other duties as may be assigned to it by the Board of Directors.

      The Committee seeks to provide an appropriate level of base salary to the Company's executive officers and to supplement the executives' base salaries with two types of benefits: (1) cash- and stock-based incentive programs that reward the Company's executives for achieving operational targets and increasing shareholder value; and (2) benefit programs comparable to those offered to executive officers at companies with whom 7-Eleven competes for executive talent.

BASE SALARY

      Adjustments in base salaries for 7-Eleven's executive officers, and for all of the Company's managerial employees, normally occur in April. Because the Committee was aware of Mr. Keyes's impending promotion to chief executive officer, which became effective May 1, 2000, the increase in base salary that Mr. Keyes received effective April 1, 2000, was awarded in anticipation of Mr. Keyes's increased responsibilities and in recognition of his significant contributions to 7-Eleven while serving as chief operating officer. During 1999, the Company exceeded its internal targets for operating earnings, while continuing to improve the business and strategically expand the store base.

ANNUAL PERFORMANCE INCENTIVE PLAN

      The key portion of an executive officer's variable pay at 7-Eleven is the Company's Annual Performance Incentive plan. The API plan rewards executive officers and other managers by paying a percentage of the manager's base salary if the Company meets certain thresholds for operating earnings. As chief executive officer, Mr. Keyes's API potential is 60% of his base salary, which is payable at that level when the Company achieves its budgeted operating earnings for the year. If the Company exceeds its budgeted operating earnings, the award under the API plan can be as much as double the amount it would have been had the Company achieved exactly its budgeted operating earnings. During 2000, the Company did not achieve its budgeted operating earnings. Therefore, for 2000 the API plan paid a lower award, equivalent to 40% of the award that would have been earned had the Company met its budget for operating earnings.

1995 STOCK INCENTIVE PLAN

      This plan permits the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. The Company's executive officers and other key employees have received grants of options under the plan each year beginning in 1995. Approximately 4.7 million shares of the Company's authorized but unissued common stock are now subject to outstanding options under the plan.

      The option exercise price is $15.9375 for the options granted in 1995, $15.00 for the options granted in 1996, $12.345 for the options granted in 1997, $9.5313 for the options granted in 1998, $9.375 for the options granted in 1999, and $19.00 for the options granted in 2000. The plan provides for an accelerated vesting schedule if the Company's stock price reaches and stays above certain levels for a significant period of time. The Committee believes this plan has the potential to reward the executive officers and other key employees who are responsible for the Company's long-term growth and encourage them to focus on initiatives that will have a positive effect on the price of the Company's common stock.

      The option grants under the plan for 2000 were approved by the full Board of Directors, including all members of the Committee. Therefore, the Committee took no separate action during 2000 with regard to the option grants.

OTHER EXECUTIVE BENEFITS

      The Company also offers an Executive Protection Plan for its executive officers and certain other key employees. The plan is described more fully on pages 17-18 of this proxy statement.

      In February 1998, the Company initiated the Supplemental Executive Retirement Plan for Eligible Employees to assist the Company's executive officers and other key employees in planning for their retirement. Eligible employees are permitted to defer up to 12 percent of their income into their plan account until their retirement or such other date as the employee may select. The amounts deferred earn interest, which is set each December at 120 percent of the federal long-term rate for compounding annually. The Company has the option to match a portion of the participant's deferrals to the plan, which may approximate the amount a participant was prevented from receiving under the Company's Savings and Profit Sharing Plan due to federally mandated discrimination testing. For 2000, the Company elected to match a portion of deferrals made by executives under the plan during that year.

      Two additional benefit programs complete the compensation package for the Company's executives. 7-Eleven's Executive Physical Program pays the cost of a comprehensive annual physical examination for the Company's executive officers and other covered executives. The Company's Executive Car Allowance Program provides a monthly payment intended to cover or subsidize an executive's use of an automobile.

      The Company continues to refine its overall compensation program for executive officers and other key employees. Consistent with the goals of rewarding good performance and retaining executive talent, the Committee may consider enhancing the program as it deems appropriate.

TOSHIFUMI SUZUKI, CHAIRMAN
GARY J. FERNANDES
KAZUO OTSUKA

                              PERFORMANCE GRAPH

      The Performance Graph, below, shows the value, at year-end 1996, 1997, 1998, 1999 and 2000, of a $100 investment in our common stock on January 1, 1996. Also shown are the values, assuming $100 invested in the New York Stock Exchange Market Index and a peer group index selected by us consisting of three publicly traded convenience store companies (Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc.) and two food retailers (The Kroger Co. and Safeway, Inc.), also beginning on January 1, 1996, and at year-end 1996, 1997, 1998, 1999 and 2000. In addition, two of our major convenience store competitors: the Circle K Corporation and National Convenience Stores (operator of "Stop N Go") are not included in the peer group. Both companies have been acquired and do not issue securities to the public at this time. We may decide, in future years, to change the composition of the peer group if we believe that better comparative data is available.







                            [Performance Graph]







                    ASSUMES $100 INVESTED ON JANUARY 1, 1996
                           ASSUMES DIVIDEND REINVESTED
                           FISCAL YEAR-END DECEMBER 31


COMPANY
                                   1996        1997         1998         1999        2000
7-Eleven, Inc.                     89.62       64.15        57.55        53.78       52.83
Peer Group                        143.37      216.70       387.94       234.15      380.39
Broad Market                      120.46      158.48       188.58       206.49      211.42


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have a commercial paper program under which we can issue up to $650 million based on our needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

      On March 1, 2000, IYG Holding Co. signed a Subscription Agreement to purchase an additional 22,736,842 newly issued shares of our common stock for $540.0 million. The purchase closed on March 16, 2000. As a result of the purchase, as of the record date of March 2, 2001, IYG owned approximately 72.6% of our outstanding common stock. IYG is jointly owned by Ito-Yokado and Seven-Eleven Japan.

      In November 1995, we issued $300 million principal amount of Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). These debt securities have an interest rate of 4.5%. In February 1998, we issued an additional $80 million principal amount of Convertible Quarterly Income Debt Securities due 2013, also with an interest rate of 4.5% to Ito-Yokado ($40.8 million) and Seven-Eleven Japan ($39.2 million). Interest on both series of debt securities is payable quarterly, and for 2000, we paid aggregate interest to Ito-Yokado of $8,721,000 and to Seven-Eleven Japan of $8,379,000 on both series of debt securities. We may defer the interest payments for up to 20 consecutive quarters, but we currently intend to make interest payments as they come due. In addition, the debt securities issued in 1995 are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share and the debt securities issued in 1998 are convertible into a total of 6,581,686 shares of our common stock, at a conversion price of $12.3045 per share, at which time, if certain conditions with regard to the closing price of our common stock are met, these debt securities mandatorily convert into shares of our common stock.

      Seven-Eleven Japan is our largest area licensee, operating, as of December 2000, more than 8,000 7-Eleven(R) stores in Japan under an area license agreement entered into in 1973. In 1988, we entered into a yen-denominated financing arrangement pursuant to which it pledged the royalty stream from Seven-Eleven Japan as collateral for the financing until the earlier of twenty years or the date the indebtedness is paid in full. In 1998, we anticipated that the payments would be satisfied earlier than the 20-year term. We then entered into an additional yen-denominated financing related to subsequent royalties. As we have previously disclosed, pursuant to our amended agreement the subsequent royalties will be paid at a reduced rate. In 2000, royalties paid to us by Seven-Eleven Japan totaled approximately $57.6 million.

      In addition, Seven-Eleven (Hawaii), Inc., our area licensee in Hawaii, is a subsidiary of Seven-Eleven Japan, and operates 50 stores in Hawaii. During 2000, Seven-Eleven (Hawaii), Inc. paid us approximately $78,000 in connection with the area license arrangement.

      As of December 31, 2000, the Savings and Profit Sharing Plan leased to us a total of 549 operating convenience stores. We paid total rentals of approximately $18.3 million, including percentage rents, to the Savings and Profit Sharing Plan for 2000. During 2000, the Savings and Profit Sharing Plan sold 36 locations to third parties, 19 of which were leased to us at the time of the sale and which leases were assigned to the buyer. We terminated leases on five locations with the Profit Sharing Plan by paying approximately $100,000 in termination fees, approximately half of which was payment for deed restrictions requested in connection with the sale of one site. In addition, we purchased 19 properties from the Savings and Profit Sharing Plan during 2000.

      Mr. Chai is Chairman and Chief Executive Officer of ITOCHU International Inc. and Vice Chairman of ITOCHU Corporation. Both ITOCHU International and ITOCHU Corporation are general trading companies and each has a 10% direct equity interest in Prime Deli, Inc., a company that operates a fresh food commissary for 7-Eleven, Inc., serving approximately 300 7-Eleven(R) stores in Texas. During 2000, we purchased fresh food products from the commissary for approximately $7 million.

      In addition, SIG Logistics, which is partially owned by ITOCHU Corporation and ITOCHU International, operated five combined distribution centers in Florida and Virginia that served a total of 875 7-Eleven(R) stores. During 2000, we paid SIG Logistics distribution fees totaling approximately $13.8 million.

      C. Itoh & Co. (now ITOCHU Corporation) entered into a Consulting Agreement with The Southland Corporation (now 7-Eleven, Inc.) and Seven-Eleven Japan Co., Ltd. in 1973, related to the 7-Eleven(R) stores operating in Japan, and has performed under this agreement since then.

      In addition, ITOCHU International and ITOCHU Corporation may, from time to time, negotiate with us to provide additional goods or services.

      Mr. Chai has no personal material interest in any transactions between us and ITOCHU Corporation and ITOCHU International Inc. other than as a director and/or officer of such companies.


                              SHAREHOLDER PROPOSALS

      If you want to present a proposal and have it included in the proxy statement for our 2002 Annual Meeting of Shareholders, which is expected to be held during April or May 2002, you must send your proposal to us at our principal office, 2711 North Haskell Avenue, Dallas, Texas 75204, Attn: Office of the Secretary. We must receive a proposal by December 1, 2001, for the proposal to be considered, and the proposal must comply with the then-current rules of the Securities and Exchange Commission relating to shareholder proposals.


                         FINANCIAL AND OTHER INFORMATION
                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2000.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address: EXECUTIVE DIRECTOR, INVESTOR RELATIONS, 7-ELEVEN, INC., 2711 NORTH HASKELL AVENUE, DALLAS, TEXAS 75204. Telephone (214) 828-7011.

      Our Annual Report for the year ended December 31, 2000 is being mailed to shareholders with this proxy statement, but the Annual Report is not incorporated in this proxy statement and is not deemed to be part of the proxy soliciting material.


                                 OTHER BUSINESS

      We do not know of any other matters that will be presented at this meeting. However, if other business does come before the meeting, each person named in the proxy will vote such proxy in accordance with his or her respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management's reports will be heard and received. Even though you hear the reports and approve the minutes, it does not mean that you approve or disapprove of the matters contained in the reports or minutes.


                                 INDEMNIFICATION

      Pursuant to our Articles of Incorporation and Bylaws and the Texas Business Corporation Act, from time to time we have indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers.

                               [Back Cover]

On the outside back cover of the proxy statement of 7-Eleven, Inc. there is a map of the intersection of North Central Expressway and Lemmon Avenue and North Central Expressway and Haskell Avenue, in Dallas, Texas, showing the entrances to Cityplace Center.

Cityplace Center is located on the southeast corner of the intersection of Haskell Avenue and Central Expressway.

To enter the underground parking garages, use Ramp #2, Ramp #3, or Ramp #5.

      -     Enter Ramp #2 from the left lane while eastbound on Haskell.

      -     Enter Ramp #3 from the left lane while westbound on Haskell.

      -     Enter Ramp #5 from southbound Weldon.

PLEASE NOTE THAT THERE ARE NEW PROCEDURES FOR THE CITYPLACE CENTER UNDERGROUND PARKING GARAGES:

      -     At entrance ramp gate, push the button to TAKE A TICKET.

      -     Enter the garage after the gate is raised.

      - BRING THE TICKET WITH YOU to the registration table for the meeting; WE WILL VALIDATE YOUR TICKET so you will not be charged for parking.

      - Proceed along roadway to entrance of garage "A," "B," "C" or "D" (note compact car spaces).

      -     Locate garage elevators, take elevator to Concourse Level "C."

      - Exit Level "C" at the elevator lobby and follow signs to Cityplace Center entrance.

      - Enter Cityplace Center at revolving door and proceed through the corridor to information kiosk.

      - Take the Concourse Level elevator to the ground floor lobby and conference center.

         PROXY                                                       PROXY


                                7-ELEVEN, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 25, 2001


     By signing this card, I appoint James W. Keyes, Bryan F. Smith, Jr. and David T. Fenton, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side of this card, all the common stock of 7-Eleven, Inc. I have power to vote, with all powers I would possess if personally present, at the Annual Meeting of Shareholders of 7-Eleven, Inc. to be held on April 25, 2001 and at any adjournments of the meeting.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR Proposal No. 2. The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item No. 3.

        PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                            USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------

                                  7-ELEVEN, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /



1. ELECTION OF DIRECTORS:   NOMINEES:                      For    Withhold    For All
   01  Masatoshi Ito           02  Toshifumi Suzuki        All       All      Except*
   03  Clark J. Matthews II    04  Yoshitami Arai          / /       / /        / /
   05  Masaaki Asakura         06  Timothy N. Ashida
   07  Jay W. Chai             08  Gary J. Fernandes
   09  Masaaki Kamata          10  James W. Keyes
   11  Kazuo Otsuka            12  Nobutake Sato

*Nominee exception(s) written below.


2. Ratification of the appointment of the accounting       For    Against     Abstain
   firm of PricewaterhouseCoopers LLP, as independent      / /      / /          / /
   accountants of 7-Eleven, Inc. for 2001.

3. Other Business. In their discretion, the proxies are
   authorized to vote upon such other matters as may       For    Against     Abstain
   properly come before the meeting or any adjournments    / /      / /          / /
   thereof.

          If your plan to attend the meeting in person
          please mark this oval.                           / /


----------------------------------------------------------
                                                           Signature(s)_____________________ DATE___________

                                                           Signature(s)_____________________ DATE___________

                                                           Date and sign exactly as your name appears hereon.
      THIS SPACE RESERVED FOR ADDRESSING                   Joint owners should each sign. When signing as an
            (key lines do not print)                       administrator, executor, trustee, attorney, guardian,
                                                           corporate officer, or in any other capacity, please
                                                           give full title as such. Receipt of 2000 Annual Report
---------------------------------------------------------- and March 26, 2001 Notice and Proxy Statement is
                                                           hereby acknowledged.


--------------------------------------------------------------------------------
                           FOLD AND DETACH HERE


                   PLEASE VOTE, SIGN, DATE AND RETURN
                     THIS PROXY CARD PROMPTLY USING
                          THE ENCLOSED ENVELOPE